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                                                                     May 5, 1998

      J.P. Morgan briefs investors and analysts on strategy and performance

         At a briefing today in New York for institutional investors and securities analysts, executives of J.P. Morgan & Co. Incorporated discussed the firm's strategy for generating superior long-term returns for stockholders. Morgan's chairman, Douglas A. Warner III, hosted the meeting, which focused on several key business initiatives:

- Peter Hancock, head of Fixed Income, outlined Morgan's integration of lending and fixed income activities and the significant potential to increase the firm's return on equity through transformation of its credit business. With its leading credit, distribution, derivatives, and securitization skills, he said, Morgan is well positioned to assist clients in accessing credit in new ways as rapid changes in the global capital and credit markets gather momentum. He described significant opportunities to increase revenues; to reduce by an estimated $1.5 billion over the next two years the capital employed in credit activities; and to redeploy capital for higher returns.

-        Clayton Rose, head of the firm's Equities group, gave an update on J.P.
         Morgan's rapidly growing equities business. Morgan is ranked fifth among lead underwriters of equity issues in the United States in 1998 to date. The firm has more than recouped its $1.8 billion investment in building its equities capabilities since the early 1990s, Rose said, with roughly 80% of the investment completed. Gains in market share and operating leverage are expected to continue to improve margins, with revenues estimated to grow 25% annually over the next several years and costs to rise at less than half that rate.

- Ramon de Oliveira, head of Morgan's Asset Management Services group, reviewed the firm's global institutional investment management franchise, its operating plan to expand margins, and its strategic plan to increase assets under management. He estimated 15% to 20% annual growth in assets under management (excluding market appreciation) over the next three years from the year-end level of $257 billion, with expenses rising at 5% to 7% over the same period. Morgan had completed a two-year investment program to strengthen its investment platform, he said, highlighting the firm's business partnership with American
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         Century Companies and the early success of efforts to jointly market highly competitive defined- contribution pension plan services. He noted recent innovative mutual fund alliances with Deka in Germany and Banques Populaires in France and said that similar alliances are being actively explored in Japan and other markets of strategic importance. Morgan is consistently ranked among the top managers of equity, bond, and international assets for institutions, with a competitive position based on consistent, disciplined investment philosophy and superior investment performance.

- Tony Mayer, chief financial officer, discussed Morgan's plans to improve the firm's productivity through specific cost-control initiatives. The objective, he said, is to identify $300 million to $500 million of savings annually in 1998 and 1999 (including the $250 million announced in this year's first quarter) to fund business growth, and to improve the firm's efficiency ratio (the ratio of expenses to revenues) from 71% currently to the mid-sixties range.

         Warner summed up with remarks on the firm's strategic positioning in a time of industry change. "Our fundamental strategy has not changed: to be our clients' number one provider of sophisticated financial services. Our momentum is excellent. We are now at a point in our evolution where we are markedly shifting our mindset - from a drive for strategic transformation to an uncompromising drive for superior performance. We're out to capture the rewards of leadership."

         J.P. Morgan is a leading global financial firm that meets critical financial needs for business enterprises, governments, and individuals. The firm advises on corporate strategy and structure, raises capital, makes markets in financial instruments, and manages investment assets. Morgan also commits its own capital to promising enterprises and invests and trades to capture market opportunities.

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Estimates or targets may differ from actual results and are subject to risks and uncertainties, as discussed in J.P. Morgan's 1997 Annual Report filed with the Securities and Exchange Commission.